Paul Miller, Former Pfizer Inc. EVP and General Counsel to Serve as Special Advisor to the CEO of Advance Nanotech and Non-Executive Chairman of Advance Homeland Security Division

Parent Company and Subsidiary to Benefit From 30 Years of Experience in Commercialization of Technology

NEW YORK-- March 21, 2007-- Advance Nanotech, Inc., (OTC BB:AVNA.OB - News), the premier provider of financing and support services to drive the commercialization of nanotechnology related products for homeland security and display technologies today announced that Paul S. Miller will serve as Special Advisor to the CEO of Advance Nanotech and non-executive Chairman of the Company's subsidiary, Advance Homeland Security Inc.

Mr. Miller was Executive Vice President and General Counsel for Pfizer, Inc. (NYSE: PFE - News), and served on the Pfizer Leadership Committee and Senior Management Committee before retiring from the Company in 2001. During his 30-year tenure with Pfizer, he held numerous positions, including Senior Vice President, Vice President and Associate General Counsel. Following his retirement, Mr. Miller served as Special Counsel to Kaye Scholer LLP, a full service international law firm.

"I'm excited to be working with a company involved in the promising area of nanotechnology," stated Mr. Miller. "I look forward to participating in the development of the cutting-edge technologies in Advance Nanotech's impressive portfolio of companies."

"Paul's prodigious experience gained during his tenure with Pfizer, the worlds largest pharmaceutical company, will be of immediate and long-term benefit to Advance Nanotech, in general, and in particular to the potential application of nanotechnology in the healthcare industry," stated Tony Goncalves, CEO of Advance Nanotech.

Mr. Miller is a member of the Board of Overseers of Rutgers University Foundation, a member of the Board of Governors of Tel Aviv University, a member of the Advisory Board of Corinthian Capital, LP; and a member of the Board of Overseers of the Middle Eastern Institute at RAND.

About Advance Nanotech, Inc.

Advance Nanotech identifies patented, patent-pending and proprietary technologies at leading universities and funds the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. Advance Nanotech has interests in nanotechnologies which are grouped into two operating subsidiaries: Advance Display Technologies plc, which is listed on the PLUS-Quoted market in London (ADTP) and Advance Homeland Security plc.

By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of our university partners, we reduce our cost base and mitigate risk. After prototypes are proven within the lab and we develop a product roadmap and business plan, we form majority owned subsidiaries around the specific technology. We seek to return value to our shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from either the venture capital community or the capital markets, or by successfully executing our business plan and consolidating its income as the majority shareholder. For more information on Advance Nanotech, please visit www.advancenanotech.com.

About Advance Homeland Security, Inc.

Advance Homeland Security Inc., a wholly owned subsidiary of Advance Nanotech Inc. provides homeland security solutions across two application areas: CBRNE Detection (Chemical, Biological, Radiation, Nuclear and Explosive), and Wireless Monitoring for cognitive awareness, triage and first response therapy.

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

ROI Group, LLC
Investor Relations:
Robert Giordano, 212-495-0201
rgiordano@roiny.com
or
Public Relations:
Robin Schoen, 212-495-0201
rschoen@roiny.com
or
Advance Nanotech, Inc.
Tom Black, 212-583-0080
ir@advancenanotech.com

Source: Advance Nanotech, Inc.